EXHIBIT 4.72

Extension of Debenture Maturity Date

TO Intellipharmaceutics International Inc. (the "Company")

RE: Debenture dated May 1, 2019, for a face amount of US $1,050,000 issued by the Company to Isa Odidi and Amina Odidi (the "Debenture") and the Maturity Date (as defined in the Debenture and as extended from time to time) of such Debenture

The undersigned hereby agree that the current Maturity Date of the Debenture (currently October 31, 2021) is extended to February 28, 2022.

DATED as of October 31, 2021.

/s/ Isa Odidi	/s/ Amina Odidi
Isa Odidi	Amina Odidi